UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2026

Cavitation Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53239	20-4907818
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

10019 Canoga Ave.

Chatsworth, California 91311

(Address of Principal Executive Offices) (Zip Code)

(818) 718-0905

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 9, 2026, Cavitation Technologies, Inc. (the “Company” or “CVAT”) and Alchemy Beverages Inc., a privately held Delaware corporation in which the Company holds a 17% equity stake, entered into definitive tender offer agreements with BrightFlixx Finance (Luxembourg) S.A. (“BrightFlixx”), a Luxembourg société anonyme. One agreement relates to the Company (the “BF-CVAT Agreement”), and the other relates to Alchemy Beverages Inc. (the “BF-ABI Agreement”). Together, the agreements are referred to as the “BrightFlixx Agreements.” The BF-CVAT Agreement replaces the Company’s tender offer agreement dated August 14, 2026, with European Guarantee Services S.à r.l. (“EGS”), and the BF-ABI Agreement replaces the tender offer agreement dated August 19, 2026, between EGS and Alchemy.

The BF-CVAT Agreement

Under the BF-CVAT Agreement. BrightFlixx intends to commence a cash tender offer for all outstanding shares of the Company’s common stock (the “CVAT Shares”) for an aggregate purchase price of $35 million in cash, less the Company’s outstanding liabilities, divided by the total number of CVAT Shares outstanding at the close of a Record Date. The Record Date will be fixed at 45 business days after commencement of the offer.

The BF-CVAT Agreement provides that BrightFlixx’s offer to acquire all of the outstanding CVAT Shares will be subject to the satisfaction or waiver of certain conditions. The tender offer has not commenced as of the date of this report. The offer period will initially be scheduled to expire at 6:00 p.m., New York City time, on the date that is 60 business days after commencement of the offer, subject to extensions as provided in the agreement. Once the final offer price is determined following the Record Date and is publicly announced, the offer period will be extended as necessary in order to provide shareholders with at least 30 business days to review the final offer price and decide whether to tender their CVAT Shares. The tender offer for CVAT Shares will be made only pursuant to the offer to purchase, letter of transmittal, and other tender-offer documents filed with the SEC.

The BF-CVAT Agreement contains customary representations, warranties, and covenants, together with specific termination provisions and conditions. The key conditions that must be satisfied or waived before BrightFlixx is obligated to purchase CVAT Shares tendered to the offer include a valid tender of at least 90% of the outstanding CVAT Shares, receipt of regulatory approval or a no further action determination by the Committee on Foreign Investment in the United States (“CFIUS”), and the concurrent consummation of the Alchemy tender offer. BrightFlixx’s obligation to complete the proposed transaction will also be subject to other conditions described in the agreement.

The BF-ABI Agreement

Under the BF-ABI Agreement, BrightFlixx intends to commence a cash tender offer for all outstanding shares of Alchemy common stock (the “ABI Shares”) for an aggregate purchase price of $7 million in cash, less Alchemy’s outstanding liabilities, divided by the total number of ABI Shares outstanding at the close of a Record Date. The Record Date will be fixed at 45 business days after commencement of the offer.

The BF-ABI Agreement provides that BrightFlixx’s offer to acquire all outstanding ABI Shares will be subject to the satisfaction or waiver of certain conditions. The tender offer has not commenced as of the date of this report. The offer period will initially be scheduled to expire at 6:00 p.m., New York City time, on the date that is 60 business days after commencement of the offer, subject to extensions as provided in the agreement. Once the final offer price is determined following the Record Date and is publicly announced, the offer period will be extended as necessary in order to provide shareholders with at least 30 business days to review the final offer price and decide whether to tender their ABI Shares. The tender offer for ABI Shares will be made only pursuant to the offer to purchase, letter of transmittal, and other tender-offer documents filed with the SEC.

The BF-ABI Agreement contains customary representations, warranties, and covenants, together with specific termination provisions and conditions. The key conditions that must be satisfied or waived before BrightFlixx is obligated to purchase ABI Shares tendered to the offer include a valid tender of at least 90% of the outstanding ABI Shares, receipt of regulatory approval or a no further action determination by CFIUS, and the concurrent consummation of the tender offer for CVAT Shares under the BF-CVAT Agreement. BrightFlixx’s obligation to complete the proposed transaction will also be subject to other conditions described in the agreement.

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The foregoing description of the BrightFlixx Agreements is qualified in its entirety by reference to the full agreements, which are filed together as a single combined Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The description is not complete and is subject to the actual terms of the agreements.

Item 1.02 Termination of a Material Definitive Agreement.

On October 8, 2026, the Company terminated the tender offer agreement dated August 14, 2026, between the Company and European Guarantee Services, S.a.r.l. (“EGS”). The agreement was terminated and replaced by the BF-CVAT Agreement described under Item 1.01 of this report. Termination of the agreement with EGS was effective pursuant to written notice of termination sent by the Company to EGS. The notice of termination is not being filed as an exhibits to this report. The Company will describe any additional material termination terms to the extent required by the Form 8-K instructions.

The Company did not pay a termination fee or any form of compensation to EGS in connection with the Company’s termination of the agreement with EGS. Except as described in the applicable termination documentation, the Company does not expect the termination to result in any further material obligations to EGS.

On October 8, 2026, Alchemy also terminated its tender offer agreement dated August 19, 2026, with EGS. That agreement was terminated and replaced by the BF-ABI Agreement described under Item 1.01 of this report. The Company is disclosing the BF-ABI Agreement because of the Company’s approximately 17% equity interest in Alchemy and the resulting significance of the proposed transaction to the Company’s shareholders.

Item 8.01 Other Events.

On October 9, 2026, the Company issued a press release announcing the execution of the BrightFlixx Agreements, the termination of the EGS agreements, and the proposed aggregate cash consideration of approximately $42 million. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The proposed tender offers have not commenced. If and when commenced, BrightFlixx expects to file Tender Offer Statements on a Schedule TO-T, including an offer to purchase, a letter of transmittal, and related documents for each of the two concurrent tender offers, with the SEC. The Company expects to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the CVAT tender offer and the Alchemy tender offer. Shareholders and other security holders and investors in both the Company and in Alchemy should carefully read the tender offer documents and the Schedule 14D-9 filed by the Company and Alchemy, respectively, when they become available because they will contain important information.

The information in this Item 8.01 and Exhibit 99.1 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, unless the Company expressly states otherwise.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Combined Definitive Tender Offer Agreements, each dated October 9, 2026: (i) the agreement between Cavitation Technologies, Inc. and BrightFlixx Finance (Luxembourg) S.A.; and (ii) the agreement between Alchemy Beverages, Inc. and BrightFlixx Finance (Luxembourg) S.A.
99.1	Press Release of Cavitation Technologies, Inc., dated October 9, 2026.
104	Cover Page Interactive Data File (formatted in iXBRL, and included in exhibit 101)

Schedules and exhibits to Exhibit 10.1 have been omitted pursuant to Item 601(a)(5) of Regulation S-K, if applicable. The registrant undertakes to furnish supplementally copies of any omitted schedules and exhibits to the SEC upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cavitation Technologies, Inc.

Date: October 13, 2026	By	/s/ Neil Voloshin
Name: Neil Voloshin Title: Chief Executive Officer

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